Exhibit 23.1 - Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 6, 2013 with respect to the consolidated financial statements, schedules, and internal control over financial reporting in the Annual Report of SWS Group, Inc.  on Form 10-K for the year ended June 30, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SWS Group, Inc. on Forms S-8 (File No. 333-187066, effective March 6, 2013;   File No. 333-185088 effective November 21, 2012; File No. 333-153456, effective September 12, 2008; File No. 333-121752, effective December 30, 2004; File No. 333-111603, effective December 29, 2003; File No. 333-104446, effective April 10, 2003; and File No. 333-65073, effective September 30, 1998) and Forms S-3 (File No. 333-162537, effective October 16, 2009 and  File No. 333-177217 effective November 23, 2011).

/s/ GRANT THORNTON LLP

Dallas, Texas

September 6, 2013